Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60862, No. 333-18935 and No. 333-116423 of Spherion Corporation on Forms S-8 of our report dated June 23, 2004, appearing in this Annual Report on Form 11-K of Spherion Corporation 401(k) Benefit Plan for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Fort Lauderdale, Florida
June 25, 2004